Exhibit 10.96
                       DEAL MEMORANDUM

                      February 12, 2003


     The following sets forth the basic deal terms of an agreement (this "Agreement") between Blondie Rockwell, Inc., a New York corporation ("Licensor") and Innovo Azteca Apparel, Inc., a California corporation ("Licensee") with respect to the licensing to Licensee of the rights to utilize certain intellectual property owned by Licensor in connection with the manufacture, distribution, advertising, promotion and sale of certain products and merchandise described below:

     1. Licensed Products: Casual apparel for women and Juniors sizes 0-14 (but excluding infants) including, without limitation, non-excluded sportswear of every fit, fabric and style including bottoms, tops, sweaters, activewear, sportswear, jackets and outerwear, in all fabric contents, including knits, wovens, leather and denim, and
(ii) accessories in the nature of all purpose sports and athletic bags, backpacks, knapsacks, hand bags, purses, hats, hair accessories (including headbands and scarves), small accessories in the nature of wallets, billfolds, key chains, coin purses, wristlets, notepadholders, change purses, pencil cases, PDA cases and small journals cases ("Accessories"). Notwithstanding the foregoing, the following categories are excluded: all swimwear, lingerie and footwear. Notwithstanding anything to the contrary herein, Licensor hereby reserves the right to manufacture, distribute and sell tour merchandise (in the nature of T-shirts, hats, sweatshirts, backpacks, bags, etc.) on tour and at retail stores which sell tour merchandise.

     The definition of Licensed Products shall be expanded to include barrettes, hair pins, clasps and ponytail holders at such time as Licensor notifies Licensee that such items are cleared for exploitation in the Territory in connection with the Licensed Mark.

2.   Licensed Mark:  `Fetish' and related marks.

3.    Territory:     United States.  Licensee shall  have  a
right of first refusal for additional territories.

4. Licensed Channels of Distribution: Better department and specialty stores.


5.    Initial Term, Renewals and Guaranteed Minimums:  Three
(3) years with the first year being 18 months. Guaranteed Minimum Net Sales in year one $8,000,000; year two $10,000,000; year three $12,000,000. Guaranteed Minimum Royalty is 8% of Guaranteed Minimum Net Sales in each of the first three years are payable as follows: year one $640,000 ($100,000 of which is due on execution hereof and an additional $100,000 shall be due 60 days from the execution hereof) and three additional quarterly payments of $146,666.66 each due and payable beginning with the start of the first quarter following the first date that commercially reasonable quantities of Licensed Products are shipped, which date shall be no later than 6 months following execution hereof; year two $800,000 payable $200,000 at the start of each quarter in the second year of the Initial Term; year three $960,000 payable $240,000 at the start of each quarter in the third year of the Initial Term. The foregoing advances are against the Guaranteed Minimum Net Sales in each annual period of the Initial Term. Each year thereafter, 25% of the Guaranteed Minimum Royalties for such year shall be payable at the start of each quarter of such year during the remainder of the term, in the event Licensee exercises a Renewal Term Option in accordance with the terms below. To the extent that actual sales are higher, Licensee will make up the difference in each quarter. Licensee shall be entitled to two Renewal Term Options of 3 years each (a "Renewal Period") provided that the Renewal Term Option is exercised no later than 6 months before the end of the Initial Term or first Renewal Term (if applicable) further provided Licensee is not in default and further provided that the aggregate Net Sales in the Initial Term are $30,000,000 for purposes of the first Renewal Option, and aggregate Net Sales in the first Renewal Term are $52,500,000 for purposes of the second Renewal Option, unless Licensor waives the $30,000,000 aggregate Net Sales figure requirement at the time the first Renewal Option is exercisable, and if applicable, Licensor waives the $52,500,000 aggregate Net Sales figure requirement at the time the second Renewal Option is exercisable; provided, however, that (i) in the event that Licensor is not in default and has achieved at least $20,000,000 in aggregate Net Sales during the Initial Term, Licensor shall have a right of first refusal to renew the Agreement for the first Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen (15) days notice to Licensee of such offer; (ii) in the event that Licensor is not in default and has achieved at least $30,000,000 in aggregate Net Sales during the first Renewal Term, Licensor shall have a right of first refusal to renew the Agreement for the second Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen (15) days notice to Licensee of such offer, and (iii) in the event that Licensor is not in default and has achieved at least $40,000,000 in aggregate Net Sales during the second Renewal Term, Licensor shall have a right of first refusal to renew the Agreement following the end of the second Renewal Term on material terms at least equal to a third party offer received by Licensor, within fifteen
(15) days notice to Licensee of such offer. The Guaranteed Minimum Net Sales in the Renewal Terms are as follows: year four $15,000,000; year five $17,500,000; year six
$20,000,000; year seven $25,000,000; year eight $25,000,000;
year nine $25,000,000. Royalties payable for any year during the Initial Term which are in excess of the Guaranteed Minimum Royalties for that year, may be applied to reduce the Guaranteed Minimum Royalties for any subsequent year during the Initial Term.

     For example, in the event Licensee achieves Net Sales in the aggregate amount of $30,000,000 during the first year of the Initial Term, Licensee may apply such excess Net Sales ($22,000,000) to reduce the Guaranteed Minimum Net Sales to zero in the second and third years of the Initial Term. Moreover, Licensee shall not be required to remit Guaranteed Minimum Royalty payments to Licensee for the balance of the Initial Term under the foregoing scenario, but would be required to remit Royalties to Licensor based on Net Sales in the second and third years of the Initial Term. By way of further example, in the event Licensee achieves Net Sales in the aggregate amount of $9,000,000 during the first year of the Initial Term, Licensee's Guaranteed Minimum Net Sales would be reduced in the second year of the Initial Term from $10,000,000 down to $9,000,000, and Licensee's Guaranteed Minimum Royalty Advance to Licensor in the second year of the Initial Term would be reduced from $800,000 down to $720,000, payable in equal quarterly installments. Under this scenario, the third year of the Initial Term would be unaffected by the surplus Net Sales in the first year of the Initial Term. In no event will Royalties payable during the Initial Term which are in excess of the Guaranteed Minimum Royalties for the Initial Term be applied to reduce the Guaranteed Minimum Royalties for any Renewal Period. Moreover, the formulation described herein shall only be applicable to the Initial Term and not to any Renewal Terms hereunder.

     Notwithstanding anything to the contrary herein, the Guaranteed Minimum Royalties payable for each year of the Initial Term, including the Renewal Term if the term is extended, will be due and payable in full whether or not this Agreement is hereafter terminated before completion of such year. In the event of termination of this Agreement by Licensor on account of a breach of this Agreement by Licensee, the entire unpaid amount of the Guaranteed Minimum Royalties payable for the 12 month period following the date of such termination will be due and payable on the date of such termination of this Agreement, notwithstanding that surplus Net Sales had been achieved in any prior year of the Initial Term.

6.   Royalty Rate:  (a) Eight percent (8%) of all Net Sales;
one percent (1%) of which (including Advances on account of Guaranteed Minimum Royalties) shall be paid directly to Troy
Carter as a Management Fee.

(b) Licensee shall be entitled to receive fifteen percent (15%) of royalties received by Licensor from any other licensee of Licensor of the Licensed Mark only if Licensee first introduces such third party licensee to Licensor and Licensor enters into a license agreement with such third party Licensee during the term of this Agreement.

7.         Advertising Royalty Payment:  Two percent (2%) of
  all Net Sales (the
"Advertising Payment") with Guaranteed quarterly advances against the Guaranteed Minimum Advertising Payment (defined as 2% of Minimum Net Sales) which are 25% of the Guaranteed Minimum Advertising Payment in each annual period of the Initial Term. Fifty percent (50%) of the Advertising Payment shall be paid directly to Licensor. Licensee agrees to spend the other fifty percent (50%) of the Advertising Payment during each year of the Term hereof on advertising and promoting the Licensed Products in the Territory. All advertising and promotional materials shall be subject to Licensor's approval in accordance with Section 13 hereunder.


9.    Licensor's Promotional Commitment:

      (i) in kind services in the nature of personal appearances by the artist professionally known as Eve.
Specifically:

           (a) Licensor shall cause Eve to be available at reasonable times for the purpose of appearing at trade shows, photo shoots, openings or other special events to endorse and promote the sale of Licensed Products, subject to Eve's professional or personal schedule and no more than three (3) times per year. The parties hereto shall cooperate with each other to arrange such personal appearances at times and places reasonably acceptable to Eve, provided Eve is in good health and provided further that Licensee shall provide Licensor and Eve with at least twenty (20) days prior written notice to request that Eve make an appearance in accordance with this Section.

          (b) In such instances in which Licensee shall request Eve to travel to a location outside of New York, or to a location other than the location where he is located immediately prior to her appearance, Licensee shall provide Eve and at least one representative first class airfare, meals, five-star hotel accommodations and local transportation.

          (c) Licensor shall use its commercially reasonable efforts to cause Eve to wear the Licensed Products at reasonably appropriate professional engagements and personal appearances, subject to any limits placed upon her by any third party. Licensor covenants on behalf of Eve that Eve shall not endorse or promote any other apparel brand. Licensor shall not be in breach of this Agreement in the event any sponsors of any events in which Eve participates, including but not limited to tours, television programs, special events, etc., are apparel brands or companies or in the event Eve has a passive, de minimus interest in any competitive brand or company.

           (d) If (i) during the five (5) years following execution of this Agreement, Eve retires; or (ii) during the Initial Term Eve is convicted of a felony which involves a violent crime, the Licensee will have the right, for a period of ninety (90) days after such conviction or retirement, to terminate this Agreement, effective upon fifteen (15) days advance written notice to the Licensor. After the expiration of such ninety (90) day period, Licensee shall no longer have the right to terminate this Agreement pursuant to this Section. For purposes hereof, Eve shall be deemed to have "retired" (i) twelve (12) consecutive months following Eve's announcement to the public of Eve's intention to discontinue all future music recordings and musical performances, during which twelve
(12) month period Eve neither performs nor records music or participates in first run television performances or feature film performances or (ii) twelve (12) consecutive months following the later of Eve's last music recording or musical, television or feature film performance, provided such failure by Eve to record or perform is not as a result of her incapacity due to illness or similar considerations.

10. Advance: Licensee shall pay to Licensor an advance in the amount of $100,000 upon execution of this Agreement against the Guaranteed Minimum Royalty due in the first annual period of the Initial Term, and a further advance of $12,000 against the Guaranteed Advertising Payment due in the first year of the Initial Term. In addition, Licensee shall pay to Licensor 60 days following the execution of this Agreement an advance in the amount of $100,000 against the Guaranteed Minimum Royalty due in the first year of the Initial Term, and a further advance of $12,000 against the Guaranteed Minimum Advertising Payment due in the first year of the Initial Term.

11. Net Sales: the gross invoice or contract price charged for Licensed Products by Licensee, less only (1) refunds, credits and allowances actually made or allowed to customers for returns or in lieu of returns, and (2) customary trade discounts (including co-op advertising, volume discounts or other allowances), excluding anticipations afforded to and actually taken by customers in payment for Licensed Products; provided, however, that the aggregate deductions for all of the aforesaid items as provided in subsections
(1) and (2) shall in no event exceed (a) seventeen and one half (17.5%) percent of sales of Licensed Products in the first year of the Initial Term, and (b) twelve and one half (12.5%) percent during any year thereafter during the term . In computing Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Products and no indirect expenses shall be deducted, nor shall there be any deduction for uncollectible accounts.

12. MAGIC Show: Licensee to attend MAGIC Show at least once per year and to pay for booth that is subject to Licensor approval. Attendance at least one other major trade show, to be mutually agreed upon by the parties hereto, and other reasonably appropriate trade shows required as well.
Licensee's payment and expenses in connection with such shows may not be applied to reduce any other payment due to Licensor hereunder.

13. Quality Control: (a) Licensee shall submit to Licensor and Licensor shall have the right to inspect and approve, design concepts, pre-production and first-run production samples of Licensed Products with respect to their design and quality and all advertising and promotional materials in connection therewith. Licensor shall approve or disapprove any submitted item within five (5) business days after receipt by Licensor. If Licensor has not notified Licensee of its approval or disapproval within such five (5) business day period, the item shall be deemed disapproved by Licensor. In such event, however, following such five (5) business day period, Licensee shall be entitled to provide to Licensor a written reminder as to the Licensor's failure to approve or disapprove such submitted item and in the event that Licensor fails to notify Licensee of its approval or disapproval of the submission referred to in such reminder within three (3) business days of its receipt thereof then such submission shall be deemed to be approved.

     (b) Licensor shall have the right to approve of the selection of the head designer of the Licensed Products in its sole discretion.

14. Manufacture: All manufacture of Licensed Products shall be in accordance with all applicable laws, rules and regulations. Manufacture of Licensed Products may only be undertaken directly by Licensee. No sublicensing permitted without prior written approval of Licensor. Notwithstanding the foregoing sentence, Licensee shall have the right to sublicense the accessory category of Licensed Products to Innovo, Inc., its affiliate subsidiary, provided: (1) that such sublicensee shall be subject to all of the terms and conditions of this Agreement and execute all documents reasonably required by Licensor in connection therewith, (2) Licensee covenants on behalf of such sublicensee that all manufacture of Licensed Products shall be in accordance with all applicable laws, rules and regulations, and (3) no reduction in any amounts due and payable to Licensor shall be reduced in any way due to such sublicense.

15. Insurance: The Licensee shall obtain, at its own expense, product liability insurance from a recognized insurance company, providing adequate protection with a limit of liability (in addition to costs of defense) of not less than Three Million ($3,000,000.00) Dollars per occurrence, insuring, without limitation, against any claims, suits, losses or damages arising out of any alleged defects in the Licensed Products, including actions for breach of warranty, negligence and strict liability in tort. Licensee shall provide Licensor with a certificate evidencing the paid policy naming the Licensor as an insured party.

16. Books and Records: Licensee shall maintain separate and appropriate books of account and records, in connection with this Agreement all in accordance with generally accepted accounting principles (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, purchase orders, cutting tickets, and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.
Licensee shall have the right to inspect such books and records at reasonable times upon reasonable notice.

17. Trademark and Trademark Protection. Licensee acknowledges that Licensor is the sole owner of the Licensed Mark. Sales by Licensee hereunder shall be deemed to have been made for purposes of trademark registration for the benefit of Licensor, and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor, and Licensee shall execute any documents, including registered users agreements, reasonably required by Licensor to confirm its ownership of all rights in and to the Licensed Mark in the Territory and the respective rights of Licensor and Licensee under this Agreement. Licensee assigns to Licensor to the extent of its interests the entire copyright and all other rights to all artwork, text, etc. in the materials involving the Licensed Mark and Licensed Property created by Licensee or its agents in connection with this Agreement.

18. Indemnification: Licensor shall indemnify Licensee for trademark infringement as long as Licensed Mark is used in the ordinary course and only in accordance with this Agreement. Licensee shall indemnify Licensor for any damages arising out of any alleged defects in the Licensed Products, any unauthorized use in connection therewith or the failure to comply with any of the terms hereof.

19. Termination: Licensor may terminate this Agreement prior to the expiration of the Initial Term in the event that Licensee fails to timely introduce the Licensed Products into the Territory, cease manufacture for more than six (6) months, or fails to comply with any of the material terms and conditions hereof.

20.  Governing Law:  New York.

21.   Assignment:   This Agreement may not  be  assigned  by
either party without the prior written consent of the other party.

22. No Joint Venture: Nothing herein contained shall be construed to have the effect of placing the parties hereto in the relationship of partners or joint venturers, or create any agency, or any other relationship other than that of Licensor and Licensee. No party shall have the power to obligate or bind any other party in any manner whatsoever except as expressly provided for herein.

23. More Formal Agreement: The parties hereto intend to enter into a more formal agreement incorporating the terms and conditions hereof, as well as such other terms and conditions customary to agreements of this type in the apparel industry (the "Standard Terms"). Until such time, if ever, as the parties enter into a more formal agreement, the terms and conditions of this deal memorandum and the Standard Terms (subject to good faith negotiation by the parties) shall constitute a binding agreement between the parties with respect to the terms set forth in this memorandum.

24. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one instrument.



AGREED TO AND ACCEPTED:

Licensor:                          Licensee:

Blondie Rockwell, Inc.            Innovo Azteca Apparel, Inc.


By:                               By: /s/ Samuel J. Furrow, Jr.
                                     --------------------------

Name:                             Name: Samuel J. Furrow, Jr.
Title:                            Title: CEO